Exhibit 99.1

JAKKS PACIFIC ANNOUNCES COMPLETION OF RECAPITALIZATION

SANTA MONICA, Calif., August 9, 2019 – JAKKS Pacific, Inc. (NASDAQ: JAKK) (the “Company”) announced today that it had entered into multiple, binding definitive agreements (collectively, the “Recapitalization”) among Wells Fargo Bank, National Association (‘Wells Fargo”), Oasis Investments II Master Fund Ltd. (“Oasis”) and an ad hoc group of holders (the “Ad Hoc Group”) of the 4.875% convertible senior notes due 2020 (the “2020 Notes”) to recapitalize the Company’s balance sheet, including the extension to the Company of incremental liquidity and three-year extensions of substantially all of the Company’s outstanding debt obligations.

Stephen Berman, CEO and co-founder of the Company thanked the various participants in the Recapitalization as well as all of the Company’s stakeholders for their strong support and patience: “We are pleased to have such great business partners, co-workers and friends supporting us in what has been an extended pathway to achieve the Recapitalization. With this transaction, we can pursue our business objectives, both near term and beyond, with new vigor and resolve. We are excited that we can now devote our full energy to those tasks.”

Andrew Axelrod, Managing Partner of Axar Capital, one of the members of the Ad Hoc Group, who will become a director of the Company in connection with the Recapitalization, congratulated the Company on the Recapitalization: “I am delighted to commend Mr. Berman and the entire management team on the execution of this transaction. We are looking forward to working with the Company on executing its business plan in the coming months and years ahead.”

As previously described in the Current Report on Form 8-K dated February 26, 2019, the Current Report on Form 8-K dated May 9, 2019 and the Current Report on Form 8-K dated June 24, 2019, the Special Committee of the Company’s Board of Directors (the “Special Committee”) engaged in discussions and negotiations with Meisheng, regarding a purchase by Meisheng of sufficient newly issued shares of the Company’s common stock such that Meisheng would own 51% of the Company’s outstanding shares, and with Oasis and the Ad Hoc Group concerning, among other things, the Meisheng proposal and extension of maturities of the Company’s convertible senior notes. Following delays in achieving the necessary approvals for the Meisheng transaction, including approvals from Chinese regulatory bodies, the Company determined that it was in its best interests to agree to and consummate the Recapitalization.

Xiaoqiang Zhao, Chairman of Meisheng, expressed his support for the Company and the Recapitalization: “Personally as a director and on behalf of Meisheng, a shareholder and a business partner, I want to say how happy I am that the Company has successfully entered into this transaction. We look forward to many years of a continued strong relationship between our two companies.”

As announced in the Current Report on Form 8-K dated June 28, 2019, the Company received a confidential non-binding expression of interest to acquire all of the shares of the Company. The Company and its advisors continue to engage in discussions with the interested party regarding the non-binding proposal and continue to furnish information to such party in connection with due diligence activities. To date, no agreements or understandings have been reached with respect to such proposal and such indicated price may also change in a final offer, if made. No assurance can be given that the ongoing discussions will result in any transaction with such party.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include MorfBoard®, Perfectly Cute®, Squish-Dee-Lish™, TP Blaster®, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi®, a youth skincare and make-up brand.   Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children.  Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2019 JAKKS Pacific, Inc. All rights reserved

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including, without limitation, statements with respect to the effects of the Recapitalization and the Company’s future business plans and objectives. These forward-looking statements are based on current expectations, estimates and projections about the Company’s business based partly on assumptions made by its management. For example, statements included in this report regarding the terms under discussion with any party or the outcome of any such discussions are all forward-looking statements. When the Company uses words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “expect,” “would” or words of similar import, the Company is making forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for the Company’s’ products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and general economic conditions. More information about potential factors that could affect the Company and the expectations described in the forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable and are based on information available to the Company on the date hereof, but the Company cannot assure you that these assumptions and expectations will prove to have been correct or that the Company will take any action that it may presently be planning. The Company is not undertaking to publicly update or revise any forward-looking statement if it obtains new information or upon the occurrence of future events or otherwise.

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CONTACTS:
JAKKS Pacific	Gateway
Rachel Griffin	Sean McGowan
RGriffin@jakks.net	smcgowan@gatewayir.com
424-268-9553	949-574-3860

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